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                      March 8, 2023

       Ryan Maarschalk
       Chief Financial Officer
       Allied Corp.
       1405 St. Paul St., Suite 201
       Kelowna, BC, Canada V1Y 9N2

                                                        Re: Allied Corp.
                                                            Form 10-K for the
Fiscal Year Ended August 31, 2022
                                                            Filed December 14,
2022
                                                            File No. 000-56002

       Dear Ryan Maarschalk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services